Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization

FireEye International, Inc.	Delaware

FireEye UK Ltd.	United Kingdom

FireEye Hong Kong Limited	Hong Kong

FireEye Cybersecurity Private Limited	India

FireEye Ireland Limited	Ireland

FireEye Israel Ltd	Israel

FireEye K.K.	Japan

FireEye Mexico S.A. de C.V.	Mexico

FireEye Korea Limited	Republic of Korea

FireEye Singapore Private Limited	Singapore

FireEye South Africa Pty Ltd.	South Africa